Exhibit 3.30(d)

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

WESTLAKE SUPPLY AND TRADING COMPANY

Westlake Supply and Trading Company (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Certificate of Amendment, which amends its Certificate of Incorporation, does hereby certify that:

1.	The name of the Company is Westlake Supply and Trading Company.

2.	The Board of Directors of the Company duly adopted resolutions proposing and declaring advisable the amendments as set forth in this Certificate of Incorporation is effecting, and the Company’s stockholders have duly adopted those amendments, all in accordance with the provisions of Section 242 of the DGCL.

3.	Article IV of the Certificate of Incorporation is hereby deleted in its entirety and substituted with:

“ARTICLE IV

The total number of shares of common stock which the corporation is authorized to issue is one thousand (1,000), at a par value of one dollar ($1.00) per share.”

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed this 22nd day of April, 2016.

By:	/s/ Albert Chao
Name:	Albert Chao
Title:	President & Secretary